Filed pursuant to
                                                               Rule 424(b)(4)
                                                           File Number 333-48036

                                  April 4, 2001

                                   PROSPECTUS

                                 MICROMUSE INC.

                         285,700 Shares of Common Stock

                              -------------------

    This Prospectus relates to the public offering, which is not being underwritten, of 285,700 shares of our Common Stock, which are held by some of our current stockholders.

    The prices at which such stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

      Our common stock is traded on the Nasdaq National Market under the symbol "MUSE." On April 3, 2001, the last reported sale price for the common stock was $29.89 per share.

                              -------------------

    An investment in the Common Stock involves a high degree of risk. Please see "Risk Factors" beginning on page 5.

                              -------------------

    Neither the Securities and Exchange Commission nor any other regulation body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                              -------------------

                  The date of this prospectus is April 4, 2001

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Micromuse Inc. ............................................................    4
Risk Factors ..............................................................    5
Information Regarding Forward-Looking Statements ..........................   16
Use of Proceeds ...........................................................   16
Dilution ..................................................................   16
Plan of Distribution ......................................................   17
Selling Stockholders ......................................................   18
Where You Can Find More Information .......................................   20
Incorporation by Reference ................................................   20
Legal Matters .............................................................   21
Experts ...................................................................   21

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                                       3

                                 MICROMUSE INC.

      Micromuse develops, markets and supports a family of scalable, highly configurable, rapidly deployable software solutions that enable realtime fault management and service assurance -- the effective monitoring and management of multiple elements underlying a network-based service delivery infrastructure. The infrastructure might include network devices, computing systems and other managed environments. Our Netcool(R) product suite collects, normalizes and consolidates high volumes of event information from heterogeneous network management environments into a high-speed in-memory database that de-duplicates and correlates the resulting data in real-time, and then rapidly distributes graphical views of the information to operators and administrators responsible for monitoring service levels. Netcool's unique architecture allows for the rapid, programmerless association of devices and specific attributes of those devices to the business services they impact. This readily enables administrators to create and modify their service views during systems operations to monitor particular business services or customer networks, rapidly identify which users are affected by which network faults, pinpoint sources of network problems, automate operator responses, facilitate problem resolution and report on the results.

      We market and distribute to customers through our own sales force, OEMs, value-added resellers and systems integrators. We have distribution agreements with Cisco Systems, CTC (Itochu), Datacraft, Ericsson Data Services, and Unisphere (Siemens), among others. As of December 31, 2000, we had more than 1,012 customers operating in and serving a variety of industries. Micromuse customers include AT&T, BT, Cable & Wireless, Cellular One, Charles Schwab, Deutsche Telekom, Digex, EarthLink, GTE, ITC^DeltaCom, MCI Worldcom, NextLink, and a number of financial investment concerns.

      Our principal executive offices are located at 139 Townsend Street, San Francisco, California 94107 and our telephone number is (415) 538-9090.

================================================================================

                                  RISK FACTORS

    An investment in our common stock involves a high degree of risk. You should carefully consider the risks below, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks occur, our business, results of operations and financial condition could be harmed, the trading price of our common stock could decline, and you could lose all or part of your investment.

                                  RISK FACTORS


      Because we have a limited operating history in a dynamic market, it is difficult to predict our future operating results.

      Because we have a relatively limited operating history in a rapidly evolving and dynamic market, it is difficult to predict our future operating results. We first shipped our Netcool/OMNIbus product in January of 1995 and therefore have a limited operating history of developing and providing service level management software. Our limited operating history and rapidly changing product development, installation, maintenance and market dynamics make the prediction of future results of operations difficult. Our prospects must be considered in light of the risks, costs and difficulties frequently encountered by emerging companies, particularly companies in the competitive software industry. We intend to increase our operating expenses to hire experienced senior managers, develop new distribution channels, increase our sales and marketing efforts, implement and improve operational, financial and management information systems, broaden technical services and customer support capabilities, fund higher levels of research and development and expand administrative resources in anticipation of future growth. Our operating results will be harmed if these increased expenditures do not result in increased revenues.

      Our operating results may vary from quarter to quarter, causing our stock price to fluctuate.

      Our quarterly revenues and operating results in geographic segments that we track fluctuate and are difficult to predict. It is possible that in some quarter or quarters our operating results will be below the expectations of public market analysts or investors. In such event, or in the event adverse conditions prevail, or are perceived to prevail, with respect to our business or financial markets generally, the market price of our common stock may decline significantly.

                                 MICROMUSE INC.

      We realize a significant portion of our license revenues in the last month of a quarter, frequently in the last weeks or even days of a quarter. As a result, license revenues in any quarter are difficult to forecast because it is substantially dependent on orders booked and shipped in that quarter. Moreover, our sales cycle, from initial evaluation to delivery of software, varies substantially from customer to customer. Further, we base our expense levels in part on forecasts of future orders and sales, which are extremely difficult to predict. A substantial portion of our operating expenses is related to personnel, facilities, and sales and marketing programs. The level of spending for such expenses cannot be adjusted quickly and is, therefore, relatively fixed in the short term. Accordingly, our operating results will be harmed if revenues fall below our expectations in a particular quarter. In addition, the number and timing of large individual sales has been difficult for us to predict, and large individual sales have, in some cases, occurred in quarters subsequent to those we anticipated, or have not occurred at all. The loss or deferral of one or more significant sales in a quarter could harm our operating results.

      Because of these fluctuations we believe that quarter-to-quarter comparisons of our operating results are not necessarily meaningful or indicative of our future performance. A number of other factors are likely to cause these variations, including:

o changes in the demand for our software products and services and the level of product and price competition that we encounter;

o the timing of new hires and our ability to attract, retain and motivate qualified personnel, including changes in our sales incentives;

o the mix of products and services sold, including the mix of sales to new and existing customers and through third-party distributors and our direct sales force;

o changes in the mix of, and lack of demand from, distribution channels through which our products are sold;

o the length of our sales cycles and the success of our new customer generation activities;

o spending patterns and budgetary resources of our customers on network management software solutions;

o product life-cycles and the timing of introductions or enhancements of products, or delays in the introductions or enhancements of our products and those of our competitors;

o     market acceptance of new products;

o     changes in the renewal rate of support agreements;

o seasonal variation in revenues because a disproportionate amount of our annual revenues have historically been generated by sales of our products during our fourth fiscal quarter and this trend may or may not continue;

o expansion of international operations, including gains and losses on the conversion to United States dollars of accounts receivable and accounts payable arising from international operations and the mix of international and domestic revenue;

                                 MICROMUSE INC.

o     the extent of market consolidation; and

o     software defects and other product quality problems.

      Failure to manage our growth may adversely affect our business.

      We have grown rapidly, adding customers, personnel and expanding the scope and geographic area of our operations. Our growth has resulted in new and increased responsibilities for our management personnel and has placed and will continue to place a significant strain upon our management and our operating and financial systems and resources. We have grown to 612 employees on December 31, 2000, from 514 employees on September 30, 2000, and currently plan to recruit more staff.

      Failure to improve our infrastructure may adversely affect our business.

      We need to continue to implement and improve a variety of operational, financial and management information systems, procedures and controls. In particular, we need to improve our accounting and financial reporting systems, which currently require substantial management effort, and to successfully manage an increasing number of relationships with customers, suppliers and employees. These demands require the addition of new management personnel, and we are currently in the process of recruiting individuals to fill important management positions. Further, we need to continue to develop a U.S.-based financial and accounting system. Our business will be harmed if we are unable to recruit and retain these key personnel, if our current and future executive officers do not operate effectively, both independently and as a group, or if we fail to implement improved operational, financial and management systems.

      We need to continue to expand and improve the productivity of our sales force and our technical services and customer support organization.

      We need to continue to hire additional sales personnel. Based on our experience, such personnel are in high demand, are difficult to recruit and retain and require nine months, or longer, to become fully productive. Although we increased the size of our sales organization during fiscal 2000, we experienced difficulty in recruiting a sufficient number of qualified sales personnel during that period. Our business will be harmed if we are unable to recruit additional sales personnel or increase the productivity of our current sales personnel. Further, because of the recent expansion of the installed base of Netcool/OMNIbus, Netcool/Reporter, Netcool/Internet Service Monitors, Netcool/Firewall, Netcool/Fusion, Netcool/NTSMs, and Netcool/Impact, and the release of our Netcool/OMNIbus for Voice Networks, Netcool/Precision and Netcool/Visionary, the demands on our technical services and customer support resources have grown rapidly. We need to significantly expand our technical services and customer support organizations and similar third-party capabilities if we are to achieve significant additional revenue growth. Competition for additional qualified technical personnel to perform the required functions is intense and such personnel may not be available. If our technical services and customer support resources are insufficient to support our growth our business will be harmed.

      We need to continue to expand our distribution channels and retain our existing third-party distributors.

      We need to continue to develop relationships with leading network equipment and telecommunications providers and to expand our third-party channels of distribution through OEMs, resellers and systems integrators. We are currently investing, and plan to continue to invest, significant resources to develop these relationships and channels of distribution, which could reduce our ability to generate profits.

                                 MICROMUSE INC.

      Third-party distributors accounted for approximately 34% of our total revenues in fiscal 2000. Our business will be harmed if we are not able to attract additional distributors that market our products effectively. Further, many of our agreements with third-party distributors are nonexclusive, and many of the companies with which we have agreements also have similar agreements with our competitors or potential competitors. Our third-party distributors have significantly greater sales and marketing resources than we do, and their sales and marketing efforts may conflict with our direct sales efforts. In addition, although sales through third-party distributors result in reduced sales and marketing expense with respect to such sales, we sell our products to third-party distributors at reduced prices, resulting in lower gross margins on such third-party sales. We believe that our success in penetrating markets for our fault and service level management applications depends substantially on our ability to maintain our current distribution relationships, in particular, those with Cisco Systems, Ericsson, Unisphere (Siemens) and others. Our business will be harmed if network equipment and telecommunications providers and distributors discontinue their relationships with us, compete directly with us or form additional competing arrangements with our competitors.

      We are dependent on the market for software designed for use with advanced communications services, and the size of this market is unproven.

      The market for our products is in an early stage of development and is very dynamic. Although the rapid expansion and increasing complexity of computer networks in recent years and the resulting emergence of service level agreements has increased the demand for fault and service level management software products, the awareness of and the need for such products is a recent development. Because the market for these products is only beginning to develop, it is difficult to assess the size of this market, the appropriate features and prices for products to address this market, the optimal distribution strategy and the competitive environment that will develop.

      We are substantially dependent upon telecommunications carriers and other service providers continuing to purchase our products.

      Telecommunications carriers, including Internet service providers, that deliver advanced communications services to their customers have accounted for approximately 75% of our total revenues in fiscal 2000. In addition, these providers are the central focus of our sales strategy. If these customers cease to deploy advanced communications services for any reason, the market for our products will be harmed. Also, delays in the introduction of advanced services, such as network management outsourcing, or the failure of such services to gain widespread market acceptance or the decision of telecommunications carriers and other service providers not to use our products in the deployment of these services would harm our business.

      Consolidations in, or a slowdown in the growth of, the telecommunications industry could harm our business.

      We have derived a substantial amount of our revenues from sales of products and related services to the telecommunications industry. The telecommunications industry has experienced significant growth and consolidation in the past few years, although recent trends indicate that this growth and capital spending by that industry have slowed, and may be affected by a general decline in national economic growth. Our business is highly dependent on the growth of the telecommunications industry and on continued capital spending by our customers in that industry. In the event of a significant slowdown in the growth or capital spending of the telecommunications industry, our business could be adversely affected. Furthermore, as a result of industry consolidation, there may be fewer potential customers requiring our software in the future. Larger, consolidated telecommunications companies may also use their

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                                 MICROMUSE INC.

purchasing power to create pressure on the prices and the margins we could realize. We cannot be certain that consolidations in, or a slowdown in the growth of, the telecommunication industry will not harm our business.

      Our business depends on the continued growth of the Internet.

      A significant portion of our revenues comes from telecommunications carriers, Internet service providers and other customers that rely upon or are driven by the Internet. As a result, our future results of operations substantially depend on the continued acceptance and use of the Internet as a medium for commerce and communication. Rapid growth in the use of and interest in the Internet and online services is a recent phenomenon. Our business could be harmed if this rapid growth does not continue or if the rate of technological innovation, deployment or use of the Internet slows or declines.

      Furthermore, the growth and development of the market for Internet-based services may prompt the introduction of new laws and regulations. Laws, which impose additional burdens on those companies that conduct business online, could decrease the expansion of the use of the Internet. A decline in the growth of the Internet could decrease demand for our products and services and increase our cost of doing business, or otherwise harm our business.

      We face intense competition, including from larger competitors with greater resources than our own, which could result in our losing market share or experiencing a decline in gross margins.

      We face intense competition in our markets. As we enter new markets, we encounter additional, market-specific competitors. In addition, because the software market has relatively low barriers to entry, we are aware of new and potential entrants in portions of our market space. Increased competition is likely to result in price reductions and may result in reduced gross margins and loss of market share.

      Further, many of our competitors have longer operating histories and have significantly greater financial, technical, sales, marketing and other resources, as well as greater name recognition and a larger customer base, than we do. As a result, they may be able to devote greater resources to the development, promotion, sale and support of their products or to respond more quickly to new or emerging technologies and changes in customer requirements than we can. Existing competitors could also increase their market share by bundling products having functionality offered by our products with their current applications. Moreover, our current and potential competitors may increase their share of the fault and service level management market by strategic alliances and/or the acquisition of competing companies. In addition, network operating system vendors could introduce new or upgrade and extend existing operating systems or environments that include functionality offered by our products, which could render our products obsolete and unmarketable.

      Our current and prospective competitors offer a variety of solutions to address the fault and service level and enterprise network management markets and generally fall within the following five categories:

o customer's internal design and development organizations that produce service level management and network management applications for their particular needs, in some cases using multiple instances of products from hardware and software vendors such as Compaq, Sun Microsystems, Inc., Hewlett-Packard Company and Cabletron Systems, Inc.;

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                                 MICROMUSE INC.

o vendors of network and systems management frameworks including Computer Associates International, Inc. and International Business Machines Corporation;

o vendors of network and systems management applications including Hewlett-Packard Company, BMC Software, Inc, Sun Microsystems, Inc. and International Business Machines Corporation;

o     providers of specific market applications; and

o systems integrators serving the telecommunications industry which primarily provide programming services to develop customer specific applications including TCSI Corporation (formerly Teknekron Communications Systems, Inc.) and Objective Systems Integrators, Inc.

      Many of our existing and potential customers and distributors continuously evaluate whether to design and develop their own network operations support and management applications or purchase them from outside vendors. Sometimes these customers internally design and develop their own software solutions for their particular needs and therefore may be reluctant to purchase products offered by independent vendors such as ours. As a result, we must continuously educate existing and prospective customers as to the advantages of our products versus internally developed network operations support and management applications.

      If we ship products that contain defects, the market acceptance of our products and our reputation will be harmed, and our customers could seek to recover their damages from us.

      If we ship products that contain defects, the market acceptance of our products and our reputation will be harmed, and our customers could seek to recover their damages from us. Complex software products frequently contain errors or defects, especially when first introduced or when new versions or enhancements are released. Despite our extensive product testing, we have in the past released versions of Netcool/OMNIbus with defects and have discovered software errors in certain of our products after their introduction. For example, version 3.0 of Netcool/OMNIbus, released in 1996, had a number of material defects. Version 1.0 of Netcool/Reporter, released in 1998, had features and performance characteristics that limited market acceptance. A significant portion of our technical personnel resources were required to address these defects. Because of these defects, we could continue to experience delays in or failure of market acceptance of products, or damage to our reputation or relationships with our customers. Any defects and errors in new versions or enhancements of our products after commencement of commercial shipments would harm our business.

      In addition, because our products are used to monitor and address network problems and avoid failures of the network to support critical business functions, any design defects, software errors, misuse of our products, incorrect data from network elements or other potential problems within or out of our control that may arise from the use of our products could result in financial or other damages to our customers. Our customers could seek to have us pay for these losses. Although we maintain product liability insurance, it may not be adequate. Further, although our license agreements with our customers typically contain provisions designed to limit our exposure to potential claims as well as any liabilities arising from such claims, such provisions may not effectively protect us against such claims and the liability and costs associated therewith.

      The sales cycle for our software products is long, and the delay or failure to complete one or more large license transactions in a quarter could cause our operating results to fall below our expectations.

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                                 MICROMUSE INC.

      The sales cycle for our software products can be as long as nine months, and our delay or failure to complete one or more large license transactions in a quarter could harm our operating results. Our software is generally used for division-wide or enterprise-wide, business-critical purposes and involves significant capital commitments by customers. Potential customers generally commit significant resources to an evaluation of available enterprise software and requires us to expend substantial time, effort and money educating them about the value of our solutions. Licensing of our software products often requires an extensive sales effort throughout a customer's organization because decisions to license such software generally involve the evaluation of the software by a significant number of customer personnel in various functional and geographic areas, each often having specific and conflicting requirements. A variety of factors, including actions by competitors and other factors over which we have little or no control, may cause potential customers to favor a particular supplier or to delay or forego a purchase.

      We depend on our key personnel, and the loss of any of our key personnel could harm our business.

      Our success is substantially dependent upon a limited number of key management, sales, product development, technical services and customer support personnel. The loss of the services of one or more of such key employees could harm our business. We do not generally have employment contracts with key personnel. In addition, we are dependent upon our continuing ability to attract, train and retain additional highly qualified management, sales, product development, technical services and customer support personnel. We have at times and continue to experience difficulty in recruiting qualified personnel. Because we face intense competition in our recruiting activities, we may be unable to attract and/or retain qualified personnel.

      We have acquired other businesses and we may make additional acquisitions in the future, which will complicate our management tasks and could result in substantial expenditures.

      We have acquired other businesses and we may make additional acquisitions in the future, which will complicate our management tasks and could result in substantial expenditures. For example, on December 28, 1999 we completed the acquisition of Calvin Alexander Networking, Inc., a developer of network auto-discovery software. On July 18, 2000, the Company completed the acquisition of NetOps Corporation, a developer of network diagnostic software. Because of these acquisitions, we will need to integrate distinct products, customers and corporate cultures into our own. These past and potential future acquisitions create numerous risks for us, including:

o     failure to successfully assimilate acquired operations and products;

o     diversion of our management's attention from other matters;

o     loss of key employees of acquired companies;

o     substantial transaction costs;

o substantial liabilities or exposures in the acquired entity that were not known or accurately evaluated or forecast by us; and

o substantial additional costs charged to operations as a result of the failure to consummate a potential acquisition.


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                                 MICROMUSE INC.

      Further, some of the products we acquire would require significant additional development before they can be marketed and may not generate revenue at levels we anticipate. Moreover, our future acquisitions, if any, may result in issuances of our equity securities which dilute our stockholders, the incurrence of debt, large one-time write-offs and creation of goodwill or other intangible assets that could result in amortization expense. It is possible that our efforts to consummate or integrate acquisitions will not be successful, which would harm our business.

      We have relied and expect to continue to rely on a limited number of products for a significant portion of our revenues.

      All of our revenues have been derived from licenses for our Netcool family of products and related maintenance, training and consulting services. We currently expect that Netcool/OMNIbus-related revenues will continue to account for a substantial percentage of our revenues beyond fiscal 2000 and for the foreseeable future thereafter. Although we have Netcool/OMNIbus for Voice Networks, Netcool/Precision, Netcool/Visionary and other products, our future operating results, particularly in the near term, are significantly dependent upon the continued market acceptance of Netcool/OMNIbus, improvements to Netcool/OMNIbus and new and enhanced Netcool/OMNIbus applications. Our business will be harmed if Netcool/OMNIbus does not continue to achieve market acceptance or if we fail to develop and market improvements to Netcool/OMNIbus or new or enhanced products. The life cycles of Netcool/OMNIbus, including the Netcool/OMNIbus applications, are difficult to estimate due in large part to the recent emergence of many of our markets, the effect of future product enhancements and competition. A decline in the demand for Netcool/OMNIbus as a result of competition, technological change or other factors would harm our business.

      We have relied and expect to continue to rely on a limited number of customers for a significant portion of our revenues.

      We derive a significant portion of our revenues in any particular period from a limited number of customers. Although no customer accounted for more than 10% of revenues in fiscal 2000, we expect to derive a significant portion of our revenues from a limited number of customers in the future. If a significant customer, or group of customers, cancels or delays orders for our products, or does not continue to purchase our products at or above historical levels, our business will be harmed. For example, pre-existing customers may be part of, or become part of, large organizations that standardize using a competitive product. The terms of our agreements with our customers typically contain a one-time license fee and a prepayment of one year of maintenance fees. The maintenance agreement is renewable annually at the option of the customer and there are no minimum payment obligations or obligations to license additional software. Therefore, we generally do not have long-term customer contracts upon which we can rely for future revenues.

      Our international sales and operations expose us to currency fluctuation risks and other inherent risks.

      We license our products in foreign countries. In addition, we maintain a significant portion of our operations, including the bulk of our software development operations, in the United Kingdom. Fluctuations in the value of these currencies relative to the United States dollar have adversely impacted our results in the past and may do so in the future. These fluctuations can cause our prices to not be competitive or raise our expenses and reduce our profitability. See notes to Condensed Consolidated Financial Statements for information concerning revenues outside the United States. We expect that international license, maintenance and consulting revenues will continue to account for a significant


                                       12
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                                 MICROMUSE INC.

portion of our total revenues in the future. We pay the expenses of our international operations in local currencies and do not currently engage in hedging transactions with respect to such obligations.

      Our international operations and revenues involve a number of other inherent risks, including:

o longer receivables collection periods and greater difficulty in accounts receivable collection;

o difficulty in staffing and generally higher costs associated with managing foreign operations;

o     an even lengthier sales cycle than with domestic customers;

o the impact of possible recessionary environments in economies outside the United States;

o sales in Europe and certain other parts of the world generally are adversely affected in the quarter ending September 30, as many customers reduce their business activities during the summer months. If our international sales become a greater component of total revenue, these seasonal factors may have a more pronounced effect on our operating results;

o changes in regulatory requirements, including a slowdown in the rate of privatization of telecommunications service providers, reduced protection for intellectual property rights in some countries and tariffs and other trade barriers;

o changes in payroll, stock option, employee stock purchase and business related taxation;

o     political or economic instability;

o     lack of acceptance of non-localized products;

o     legal and cultural differences in the conduct of business; and

o     immigration regulations that limit our ability to deploy our employees.

      We intend to enter into additional international markets and to continue to expand our operations outside of the United States by expanding our direct sales force and pursuing additional strategic relationships. Such expansion will require significant management attention and expenditure of significant financial resources and could adversely affect our ability to generate profits. If we are unable to establish additional foreign operations in a timely manner, our growth in international sales will be limited, and our business could be harmed.

      Rapid technological change, including evolving industry standards and regulations and new product introductions by our competitors, could render our products obsolete.

      Rapid technological change, including evolving industry standards and regulations and new product introductions by our competitors, could render our products obsolete. As a result, the life cycles of our products are difficult to estimate and we must constantly develop, market and sell new and enhanced products. If we fail to do so, our business will be harmed. For example, the widespread adoption of new architecture standards for managing telecommunications networks (for example TMN architecture) would force us to adapt our products to such standard, which we may be unable to do on a timely basis or at all. In addition, to the extent that any product upgrade or enhancement requires extensive installation and configuration, current customers may postpone or forgo the purchase of new versions of


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                                 MICROMUSE INC.

our products. Further, the introduction or announcement of new product offerings by us or one or more of our competitors may cause our customers to defer licensing of our existing products.

      Our products operate on third-party software platforms, and we could lose market share if our products do not operate on the hardware and software operating platforms employed by our customers.

      Our products operate on third-party software platforms and we could lose market share if our products do not operate on the hardware and software operating platforms employed by our customers. Our products are designed to operate on a variety of hardware and software platforms employed by our customers in their networks. We must continually modify and enhance our products to keep pace with changes in hardware and software platforms and database technology. As a result, uncertainties related to the timing and nature of new product announcements, introductions or modifications by systems vendors, particularly Sun Microsystems, Inc., International Business Machines Corporation, Hewlett-Packard Company, Cabletron Systems, Inc. and Cisco Systems, Inc. and by vendors of relational database software, particularly Oracle Corporation and Sybase, Inc., could harm our business. For example, we are modifying certain of our products to operate with the Linux operating system.

      Our efforts to protect our intellectual property may not be adequate, or a third-party could claim that we are infringing its proprietary rights.

      We cannot guarantee that the steps we have taken to protect our proprietary rights will be adequate to deter misappropriation of our intellectual property. In addition, we may not be able to detect unauthorized use or our intellectual property and take appropriate steps to enforce our rights. If third parties infringe or misappropriate our trade secrets, copyrights, trademarks or other proprietary information or intellectual property, our business could be harmed. In addition, protection of intellectual property in many foreign countries is weaker and less reliable than in the United States, so as our international operations expand, the risk that we will fail to adequately protect our intellectual property increases. Further, while we believe that our products and trademarks do not infringe upon the proprietary rights of third parties, other parties may assert that our products infringe, or may infringe, their proprietary rights. Any such claims, with or without merit could be time-consuming, result in costly litigation and diversion of technical and management personnel, cause product shipment delays or require us to develop non-infringing technology or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all. We expect that software product developers will be increasingly subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps.

      We rely on software that we have licensed from third-party developers to perform key functions in our products.

      We rely on software that we license from third parties, including software that is integrated with internally developed software and used in our products to perform key functions. We could lose the right to use this software or it could be made available to us only on commercially unreasonable terms. Although we believe that alternative software is available from other third-party suppliers, the loss of or inability to maintain any of these software licenses or the inability of the third parties to enhance in a timely and cost-effective manner their products in response to changing customer needs, industry standards or technological developments could result in delays or reductions in product shipments by us until equivalent software could be developed internally or identified, licensed and integrated, which would harm our business.

                                 MICROMUSE INC.

      Our stock price is volatile.

      The market price of our common stock has been and is likely to continue to be highly volatile. The market price may vary in response to many factors, some of which are outside our control, including:

o     actual or anticipated fluctuations in our operating results;

o announcements of technological innovations, new products or new contracts by us or our competitors;

o     developments with respect to copyrights or proprietary rights;

o     adoption of new accounting standards affecting the software industry; and

o     general market conditions and other factors.

      In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market price for the common stock of technology companies. These types of broad market fluctuations may adversely affect the market price of our common stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been initiated against such company. Such litigation could result in substantial costs and a diversion of our management's attention and resources that could harm our business.

      General economic and market conditions may impair our business.

      Segments of the software industry have experienced significant economic downturns characterized by decreased product demand, price erosion, work slowdowns and layoffs. Our operations may in the future experience substantial fluctuations as a consequence of general economic conditions affecting the timing of orders from major customers and other factors affecting capital spending. Although we have a diverse client base, we target certain market segments. Therefore, any economic downturns in general or in the targeted segments in particular would harm our business.

      Future sales of our common stock may affect the market price of our common stock.

      As of December 31, 2000, we had approximately 71.1 million shares of common stock outstanding, excluding approximately 13.7 million shares subject to options outstanding as of such date under our stock option plans that are exercisable at prices ranging from approximately $0.01 to $104.31 per share. We cannot predict the effect, if any, that future sales of common stock or the availability of shares of common stock for future sale, will have on the market price of common stock prevailing from time to time. Sales of substantial amounts of common stock (including shares issued upon the exercise of stock options), or the perception the such sales could occur, may materially and adversely affect prevailing market prices for common stock. In addition, tax charges resulting from the exercise of stock options could adversely affect the reported results of operations.

      We have various mechanisms in place to discourage takeover attempts.

                                 MICROMUSE INC.

      Certain provisions of our certificate of incorporation and bylaws and certain provisions of Delaware law could delay or make difficult a change in control of Micromuse that a stockholder may consider favorable. The provisions include:

o "blank check": preferred stock that could be used by our board of directors to increase the number of outstanding shares and thwart a takeover attempt; and

o a classified board of directors with staggered, two-year, terms, which may lengthen the time required to gain control of the board of directors

      In addition, Section 203 of the General Corporation Law of the State of Delaware, which is applicable to us, and our stock incentive plans, may discourage, delay or prevent a change of control of Micromuse.

      Year 2000 issues could impair our business.

      We have designed and tested our products to be Year 2000 compliant. We continue to believe that our products performed well during the roll-over from 1999 to 2000 and February 29, 2000. However, any undetected or unreported errors or defects associated with Year 2000 date functions could result in material costs to us. In addition, certain components of our products process timestamp information from third-party applications or local operating systems. If such third-party applications or local operating systems are not Year 2000 compliant, our products that process such timestamp information may not be Year 2000 compliant.

      In our standard license agreements, we provide certain warranties to licensees that our software routines and programs are Year 2000 compliant. If any of our licensees experience Year 2000 problems, such licensees could assert claims for damages against us. Any such claims or litigation could result in substantial costs and diversion of our resources even if ultimately decided in our favor. Based on work done to date and our best estimates, we have not incurred material costs and do not expect to incur future material costs in addressing the Year 2000 issue in our systems and products.

      Euro conversion may adversely affect our business.

      On January 1, 1999, various European countries established fixed conversion rates between their existing currencies and a new single currency known as the Euro to be introduced through a transition period ending in 2002. Issues we are reviewing as a result of the Euro include updating information technology systems, assessing currency risk, reviewing licensing agreements and contracts for currency issues, and processing tax and accounting records. Although we do not currently expect the Euro to have a material adverse effect on our financial conditions or results of operations, we cannot assure that issues relating to the Euro will not harm our business.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements. The forward-looking statements are principally contained in the sections on "Risk Factors" and "Micromuse Inc."

      In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "could," "would," "expects," "plans," "anticipates," "believes," "estimates," "projects," "predicts," "potential" or "continue" or the negative of those terms or other comparable terms. Our forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These factors are discussed in more detail elsewhere in this prospectus, including under the captions "Risk Factors" and "Micromuse Inc." Because of these uncertainties, you should not place undue reliance on our forward-looking statements. We do not intend to update any of these factors or to publicly announce the result of any revisions to any of our forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS

      All of the shares of our common stock are being sold by the selling stockholders. We will not receive any proceeds from the sale of the shares of our common stock.

                                    DILUTION

      None of the shares offered hereby are being sold by Micromuse. Therefore, there will be no dilution in the net tangible book value per share as a result of the sale of the shares offered hereby.

                              PLAN OF DISTRIBUTION

      We are registering all 285,700 shares (the "Shares") on behalf of certain Selling Stockholders. 142,850 of the shares originally were issued by us in connection with our acquisition of NetOps Corp. and the balance were issued by us in connection with the 2-for-1 split of our Common Stock effected for stockholders of record on December 5, 2000. We will receive no proceeds from this offering. The Selling Stockholders named in the table below or pledgees, donees, transferees or other successors-in-interest selling shares received from a named Selling Stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus (collectively the "Selling Stockholders") may sell the shares from time to time. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Stockholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

      o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

      o purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus,

      o an exchange distribution in accordance with the rules of such exchange,

      o ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

      o     in privately negotiated transactions.

      To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in the resales.

      The Selling Stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders also may sell shares short and redeliver the shares to close out such short positions. The Selling Stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The Selling Stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

      Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the Selling Stockholders may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because Selling Stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. Other than as noted below with respect to Louis Steinberg, the Selling Stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. Other than as noted below with respect to Louis Steinberg, there is no underwriter or coordination broker acting in connection with the proposed sale of shares by Selling Stockholders.

      The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

      Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

      Louis Steinberg and Lehman Brothers Finance S.A. entered into a prepaid variable forward share purchase contract, dated as of August 31, 2000. Pursuant to the prepaid agreement, Mr. Steinberg has pledged to Lehman, as security for Mr. Steinberg's obligations under the prepaid agreement, 17,433 Shares (pre-split) and Lehman has paid to Mr. Steinberg an amount equal to $2,304,032.44 and has agreed to pay to Mr. Steinberg additional amounts upon registration of such shares under the Securities Act of 1933, as amended. Mr. Steinberg is required to deliver to Lehman, at the end of the five year term of the prepaid agreement, a cash amount which will vary depending on the trading price of the shares on such date or, if the shares are freely tradable at such time, a number of shares having a fair market value equal to the cash settlement amount.

      We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

o the name of each such Selling Stockholder and of the participating broker-dealer(s),

o     the number of shares involved,

o     the price at which such shares were sold,

o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

o     other facts material to the transaction.

      We will be permitted to suspend the use of the prospectus which is a part of the shelf registration statement for a period not to exceed ninety (90) days under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events, or during any period during which we are instructed, directed, ordered or otherwise requested by any governmental agency or self-regulatory organization to stop or suspend trading on sales.

      We will bear all costs, expenses and fees in connection with the registration of the shares. The Selling Stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The Selling Stockholders may agree to indemnify certain persons, including broker-dealers and agents, against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

                              SELLING STOCKHOLDERS

      The following table sets forth, as of September 30, 2000, the number of shares owned by each of the Selling Stockholders, giving effect to the 2-for-1 stock split of our Common Stock effected for stockholders of record on December 5, 2000. Except as disclosed below, none of the Selling Stockholders has had a material relationship with us within the past three years other than as a result of the ownership of the shares or our other securities. No estimate can be given as to the amount of shares that will be held by the Selling Stockholders after completion of this offering because the Selling Stockholders may offer all or some of the shares and because, other than as disclosed in "Plan of Distribution" above, there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the Selling Stockholders named below during the period commencing on the date of this prospectus and ending on the earlier of (i) the date on which all of the shares registered on this Registration Statement have been sold, (ii) the date on which all of the shares then held by the Selling Stockholders could be sold pursuant to Rule 144(k) under the Securities Act (or any comparable or successor provision) or
(iii) the date that is the six month anniversary of the date on which this prospectus is declared effective by the U.S. Securities and Exchange Commission, subject to extensions up to the number of days of any suspension.

      The Selling Stockholders named below provided us the information contained in the following table with respect to themselves and the respective amount of common stock beneficially owned by them and which may be sold by each of them under this prospectus. We have not independently verified this information. Each of the Selling Stockholders owns less than 1% of our oustanding shares of Common Stock.

      The shares offered by this prospectus may be offered for sale from time to time by the Selling Stockholders named below.

                                          Number of             Number of
                                      Shares Beneficially   Shares Registered
                                            Owned             for Sale Hereby
                                      --------------------  --------------------
Name of Selling Stockholders                 Number                Number
----------------------------                 ------                ------

Baker Communications Fund, L.P.             146,986               146,986

John R. Deuel(1)                              1,004                 1,004

Steven Fancher                                  334                   334

David Fiore(2)                                  250                   250

Mark Garver                                   2,148                 2,148

Newlight Associates, L.P.                    31,832                31,832

Newlight Associates (BVI), L.P.              48,702                48,702

William Nuti                                    334                   334

Adediran Osinloye(3)                             66                    66

Dennis Parker                                   200                   200

Barrett Peck                                    250                   250

Richard Pekmezian                             3,352                 3,352

Joseph Riccobono                                134                   134

Alan Rothschild                                  26                    26

Robert Sadofsky                                 268(4)                134

Louis Steinberg(5)                           43,916(6)             43,582

May Steinberg                                43,916(7)                334

Walter Steinberg                              3,352                 3,352

Evan Wetstone(8)                                670                   670

Edward Young(9)                                 670                   670

----------

(1)   Director of Engineering at Micromuse as of September 30, 2000.
(2)   Staff Engineer at Micromuse as of September 30, 2000.
(3)   Engineer/Associate Analyst at Micromuse as of September 30, 2000.
(4) Includes options to purchase 134 shares of our common stock exercisable within 60 days of September 30, 2000.
(5)   Director of Software at Micromuse as of September 30, 2000.
(6)   Includes 334 shares held by wife, May Steinberg.
(7)   Includes 43,582 shares held by husband, Louis Steinberg.
(8)   Principal Design Engineer at Micromuse as of September 30, 2000.
(9)   Director of Business Development at Micromuse as of September 30, 2000.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain informatation on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. You can also access copies of such material electronically on the SEC's home page on the World Wide Web at http://www.sec.gov. Reports, proxy statements and other information concerning us are also available for inspection at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                           INCORPORATION BY REFERENCE

      This prospectus is part of a registration statement (Registration No. 333-48036) we filed with the SEC. The SEC permits us to "incorporate by reference" the information that we file with them, which means that we can disclose important information to you be referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update and supercede this information. We incorporate by reference the documents listed below filed by us with the SEC. We also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus until the termination of this offering.

      1. Annual Report on Form 10-K for the fiscal year ended September 30, 2000, filed on December 29, 2000.

      2. The description of our capital stock contained in our registration statement on Form 8-A, dated February 12, 1998, including any amendment or report updating such description.

      3. Quarterly Report on Form 10-Q for the quarter ended December 31, 2000, filed with the SEC on February 14, 2001.

      4.    Current Report on Form 8-K, filed with the SEC on December 20, 2000.

      If you request, either in writing or orally, a copy of any or all of the documents incorporated by reference, we will send to you the copies requested at no charge. However, we will not send exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to:

                                 Micromuse Inc.
                                 139 Townsend Street
                                 San Francisco, CA 94107
                                 Attn: Investors Center
                                 (415) 538-9090

                                  LEGAL MATTERS

      The validity of the securities offered under this registration statement will be passed upon for us by Brobeck, Phleger & Harrison LLP, New York, New York.
                                     EXPERTS

      The consolidated balance sheets of Micromuse as of September 30, 2000, and 1999 and the consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended September 30, 2000 have been incorporated by reference herein in reliance on the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

================================================================================

                                 MICROMUSE INC.

                                285,700 Shares of
                                  Common Stock

                                   ----------
                                   PROSPECTUS
                                   ----------

                                  April 4, 2001

================================================================================